Exhibit 4.1

THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON AN EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IF THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (IV) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR (V) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED ON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY), IN EACH OF CASES (I) THROUGH (V) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE  RESTRICTIONS REFERRED TO IN CLAUSE (A) ABOVE.

SIRVA, INC.

10% CONVERTIBLE NOTE DUE JUNE 1, 2011

$____________	September 29, 2006

SIRVA, Inc., a Delaware Corporation (the “Company” which term includes any successor Company or other successor business entity), for value received, hereby promises to pay to _____________ (or its successors and permitted assigns)(“Holder”), the principal sum of _________ Dollars ($___________) (the “Principal Amount”) on the Maturity Date (as defined below), together with accrued interest on the unpaid balance of the principal amount of this Note at the rate of ten percent (10%) per annum.  The maturity date under this Note shall be June 1, 2011 (the “Maturity Date”).  Certain defined terms used in this Note have the meanings assigned to them in Section 21.

1.                     Interest.

(a)           Cash Interest.  Interest (“Interest”) on this Note shall accrue on the unpaid principal at a per annum rate of 10% beginning on the Issuance Date.  Interest shall be payable in cash quarterly in arrears on the Quarterly Interest Payment Date and on the Maturity Date or any other Date this Note is paid in full, commencing on the first Quarterly Interest Payment Date following the Issuance Date.  Any Interest accrued and not paid on any Quarterly Interest Payment date shall be added to the principal sum outstanding and thereafter accrue additional interest in respect thereof at the per annum rate set forth above, notwithstanding that the failure to pay Interest on any Quarterly Interest Payment Date also may be considered an Event of Default under Section 5.  Interest will be computed on the basis of a 365-day year and actual days elapsed.

(b)           Common Stock Interest.  If a Conversion Event has not occurred by May 31, 2007, the Company shall pay interest in addition to all other interest payable under this Note in the form of  Common Stock on each Quarterly Interest Payment Date thereafter (“Common Stock Interest”).  The Common Stock Interest shall be equal to 2% per annum of the outstanding principal amount hereof, with one quarter of such amount to be issued as Common Stock on each Quarterly Interest Payment Date at a conversion value of $3.00 per share, rounding down to the  next whole share amount.  All such shares shall be issued in the name of the Holder or its designee and shall be fully paid and non-assessable and subject only to transfer restrictions which are similar to those set forth in the Securities Purchase Agreement.

2.                     Payments of Principal.  On the Maturity Date or upon redemption in accordance with Section 6, the Company shall pay to the Holder an amount in cash equal to the Principal Amount plus any accrued but unpaid Interest and Common Stock Interest to, but not including, the date of payment.

3.                     Method of Payment.  The Company shall pay the Principal Amount and any accrued Interest in currency of the United States that at the time of payments is legal tender for payment of public and private debts.  Payments shall be made to the Holder by wire transfer of immediately available funds to the account designated in writing by the Holder or by such other means designated in writing by the Holder and provided to the Company at least five Business Days before any such payment.  If the Principal Amount, accrued Interest and Common Stock Interest on this Note are not paid in accordance with its terms, the Company shall pay to the Holder, in addition to the Principal Amount and accrued Interest and Common Stock

Interest thereon, all costs of collection of the Principal Amount and accrued Interest and Common Stock Interest, including, but not limited to, reasonable attorneys’ fees, court costs and other costs for the enforcement of payment of this Note.

4.                     Conversion.

(a)           Conversion after Conversion Event.  Upon the Conversion Event, each $1,000 of the Original Principal Amount shall automatically convert into one (1) share (“Conversion Shares”) of Convertible Preferred Stock, subject to any applicable laws.

(b)           Covenants.  The Company covenants and agrees that so long as this Note is outstanding, (i) the Company shall have authorized and reserved a sufficient number of shares of Convertible Preferred Stock to enable the Holder to convert this Note into Convertible Preferred Stock, in addition to any other terms and preferences agreed to by the Holder in writing, and (ii) the Company shall issue the shares of Convertible Preferred Stock upon conversion of this Note in accordance with the terms hereof.  The Company further covenants to cause the shares of Convertible Preferred Stock, when issued pursuant to this Section 4, to be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof (other than any liens that may be imposed pursuant to applicable securities laws).

(c)           Procedure.   The Company shall immediately provide written notice to the Holder after the Conversion Event.  Upon prompt surrender of the Note to the Company by the Holder after the Conversion Event, the Company shall issue and deliver the Conversion Shares to the Holder on behalf of the Company and pay any accrued and unpaid Interest and Common Stock Interest owed to the Holder up to and including the Conversion Date.  The Holder shall be deemed to have become the holder of record of, and shall be treated for all purposes as the record holder of, the Conversion Shares issuable hereunder (and such Conversion Shares shall be deemed to have been issued) the day following the Conversion Date.

5.                     Events of Default; Rights Upon Event of Default

(a)           Events of Default.  Each of the following events shall constitute an “Event of Default”:

(i)            the Company’s failure to pay to the Holder any amount of Principal, Interest, Common Stock Interest or other amounts when and as due under this Note (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder), which such failure continues for a period of at least 30 days;

(ii)           default in the performance, or breach, of any covenant or warranty of the Company in the Transaction Documents or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party and continuance of such default or breach for a period of 30 days after there has been given, by registered or certified mail, to the Company by a Holder of at least 20% in principal amount of the then outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” hereunder;

(iii)          a default under any bonds, debentures, notes or other evidences of indebtedness for money borrowed of the Company or under any mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company, whether such indebtedness now exists or shall hereafter be created, which indebtedness, individually or in the aggregate, has a principal amount outstanding in excess of $10,000,000, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after there shall have been given, by registered or certified mail, to the Company by the Holders of at least 20% in principal amount of the then outstanding Notes, a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “notice of default” hereunder (unless such default has been cured or waived);

(iv)          a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within 30 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $10,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within 30 days of the issuance of such judgment;

(v)           the Company or any Subsidiary (as defined in the Securities Purchase Agreement) pursuant to or within the meaning of any Bankruptcy Law:

(1)           commences a voluntary case,

(2)           consents to the entry of an order for relief against it in an involuntary case,

(3)           consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(4)           makes a general assignment for the benefit of its creditors; or

(5)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)           is for relief against the Company or any Subsidiary in an involuntary case,

(b)           appoints a Custodian of the Company or any Subsidiary or for all or substantially all of the property of any of them, or

(c)           orders the winding up or liquidation of the Company or any Subsidiary, and the order or decree remains unstayed and in effect for 30 days.

As used in this Section 5(a), the term “Bankruptcy Law” means title 11, U.S.  Code or any similar Federal or State law for the relief of debtors and the term “Custodian” means any receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

(b)           Consequences of Event of Default.  Promptly after the Company has knowledge of the occurrence of an Event of Default or any event which with the giving of notice or the passage of time, or both, could become such an Event of Default with respect to this Note or any other Note, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder.  At any time after the occurrence and during the continuance of an Event of Default, the Holder may require the Company to redeem this Note.  The Holder may effect the redemption by sending written notice (“Redemption Notice”) to the Company stating the Holder has elected to exercise the redemption option, surrendering the Note and providing payment instructions.  The Company shall have ten days to pay the Principal Amount plus any accrued but unpaid Interest and Common Stock Interest up to and including the payment date (“Redemption Price”) upon receipt of the Redemption Notice.  The Company shall pay the Redemption Price in cash (except for any accrued Common Stock Interest).The Holder shall be entitled to seek any available remedy for the enforcement of this Note, including for the payment of any Redemption Price).  Nothing shall preclude the Holder from pursuing or obtaining specific performance or other equitable relief with respect to this Note.

6.                     Redemption.

(a)           Fundamental Change Redemption.  The Holder shall have the option to have the Company redeem the Note at the Redemption Price if a Fundamental Change occurs (“Fundamental Change Redemption”).  The Holder may effect the Fundamental Change Redemption, by delivering a Redemption Notice to the Company stating the Holder has elected to exercise the Fundamental Change Redemption, surrendering the Note and providing payment instructions.  The Company shall have ten days to pay the Redemption Price upon receipt of the Redemption Notice.  The Company shall pay the Redemption Price in cash (except for any accrued Common Stock Interest).

(b)           Limitation on Fundamental Change Redemption.  A Fundamental Change Redemption is subject to the Company’s obligation to repay or repurchase any Indebtedness that may be required to be repaid or repurchased in connection with a Fundamental Change and to any contractual restrictions contained in the terms of any Indebtedness that the Company has at that time.  If a Redemption Option is exercised at a time when the Company is prohibited from redeeming this Note for cash under the terms of any Indebtedness, the Company shall use reasonable best efforts to obtain the consent of its lenders to redeem this Note for cash or attempt to refinance the debt containing such prohibition.

7.                     Limitation on Indebtedness.  As long as the Notes remain outstanding, the Company shall not, without the prior written consent of the holders of the Notes representing at least a majority of the aggregate principal amount of the Notes, create or issue any series or class of stock, any promissory notes or incur other Indebtedness which ranks senior to the Notes in right of payment, whether in respect of payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise after the date hereof, except such consent shall not be necessary for Indebtedness pursuant to the Credit Agreement or relating to a refinancing of the Credit Agreement (defined below) and Indebtedness relating to working capital not to exceed $50,000,000 in the aggregate.

8.                     Existence of Liens.  So long as the Notes remain outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries other than Permitted Liens and Liens permitted by the Credit Agreement.

9.                     Restriction on Redemption and Dividends.  So long as the Notes remain outstanding, the Company shall not, directly or indirectly, (A) repurchase (other than the repurchase of shares of Common Stock from employees in connection with loans made to such employees prior to the date hereof), redeem, or declare or pay any cash dividend or distribution on, the Common Stock or (B) distribute any material property or assets of any kind to holders of the Common Stock in respect of the Common Stock.

10.                   Amendment and Waiver.

(a)           Consent Required.  Any term, covenant, agreement or condition of this Note may, with the consent of the Company and the Holders, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively) if the Company shall have obtained the consent in writing of the Holders of at least 50% in principal amount of the then outstanding Notes.

(b)           Effect of Amendment or Waiver.  Any amendment or waiver shall be binding upon each future holder of this Note and upon the Company and the Holder, whether or not this Note shall have been marked to indicate such amendment or waiver.  No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

11.                   Transfer.  This Note (or any portion of it) and any shares of Convertible Preferred Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by a Holder without the consent of the Company, subject only to the provisions of Sections 2(d) and 2(e) of the Securities Purchase Agreement.

12.                   Reissuance Of A Note.

(a)           Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 12(c)), registered as the Holder may request, representing the Principal Amount being transferred by the Holder.

(b)           Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnity bond in the Principal Amount of the Note and an indemnification undertaking by the Holder to the Company, which undertaking shall be reasonably satisfactory to the Company, and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 12(c)) representing the Principal Amount.

(c)           Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal Amount, (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note and (iv) shall have the same rights and conditions as this Note.

13.                   Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

14.                   Payment of Collection, Enforcement and Other Costs.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.

15.                   Failure or Indulgence not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

16.                   Cancellation.  After the Principal Amount, accrued Interest and Common Stock Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

17.                   Notices.  All notices, requests, consents and demands shall be made in writing and shall be given by fax or registered or certified mail postage prepaid to the following addresses:

if to the Company, to

SIRVA, Inc.
700 Oakmont Lane
Westmont, IL 60559
Facsimile:  (630) 468-4706
Attention:  General Counsel

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY  10022
Facsimile:  (212) 909-6836
Attention:  Paul Brusiloff, Esq.

if to the Holder, to:

[_________________]
[_________________]
[_________________]
Attention: [________]
Facsimile: [________]

with a copy to:

[_________________]
[_________________]
[_________________]
Attention: [________]
Facsimile: [________]

or to such other address as may be furnished in writing to the Company or the Holder, as applicable.  Unless otherwise indicated herein, notices hereunder shall be effective (and deemed to be received) when delivered, if delivered personally, or, if sent by mail, when mailed or, if faxed, when faxed during normal business hours (with written confirmation of receipt).  The Company hereby expressly waives presentment, demand, and protest, notice of demand, dishonor and nonpayment of this Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof, and hereby consents to any delays, extensions of time, renewals, waivers or modifications that may be granted or consented to by the Holder with respect to the time of payment or any other provision thereof.

18.                   Governing Law.  This Note shall be deemed a contract under, and shall be governed and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of laws.

19.                   Successors, etc.; Entire Agreement; Assignment.  This Note shall be binding upon the Company and its successors and assigns (but the obligations of the Company hereunder may not be transferred without the written consent of the Holder) and shall inure to the benefit of the Holder and its respective successors and assigns.  This Note constitutes the entire agreement between the parties, superseding all prior understandings and writings, with respect to the indebtedness represented hereby.  In the event of any assignment of this Note, whether in whole or in part, the Holder shall as promptly as practicable following such assignment give written notice to the Company.

20.                   Headings.  The section headings of this Note are for convenience only and shall not affect the meaning or interpretation of this Note or any provision hereof.

21.                   Definitions.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized by law or executive order to close.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

“Common Stock” means the Company’s Common Stock, par value $0.01 a share.

“Conversion Date” means the date of shareholder approval of the Conversion Event.

“Conversion Event” means shareholder approval by holders of a majority of the shares of Common Stock of issuance of the Convertible Preferred Stock and conversion of the Notes into 75,000 shares of Convertible Preferred Stock.

“Convertible Preferred Stock” means the Company’s 8% Convertible Preferred Stock, par value $0.01 per share, having the terms and preferences set forth in the form of Certificate of Designation attached to the Securities Purchase Agreement as Exhibit B.

“Credit Agreement” means the Credit Agreement, dated as of December 1, 2003, as amended from time to time, among SIRVA Worldwide, Inc., a Delaware corporation, the Foreign Subsidiary Borrowers from time to time parties thereto, the several banks and other financial institutions from time to time parties thereto, JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent, and the other Agents parties thereto.

“Eligible Market” means any of The New York Stock Exchange Inc., The Nasdaq National Market, The Nasdaq SmallCap Market or the American Stock Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Change” means any transaction, series of related transactions or events (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which:

(a)           a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Company, its Subsidiaries or any employee benefit plan of the Company or any of its Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that the person or group has become the direct or indirect ultimate “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of the Voting Stock of the Company representing more than 50% of the voting power of its Voting Stock;

(b)           consummation of any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Subsidiary of the Company (“Transferee”); provided, however, that a transaction where the holders of more than 50% of all classes of the Voting Stock of the Company immediately prior to the transaction own, directly or indirectly, more than 50% of all classes of Voting Stock of the continuing or surviving Company or Transferee immediately after the event shall not be a Fundamental Change;

(c)           the Company is liquidated or dissolved or holders of its Capital Stock approve any plan or proposal for its liquidation or dissolution; or

(d)           the Common Stock ceases to be listed on an Eligible Market in the United States and the Common Stock is not relisted on a national securities exchange in the United States within five months of such delisting.

provided, however, that a Fundamental Change shall not be deemed to have occurred under Subsection (b) to this definition if (i) 100% of the consideration (excluding cash payments for fractional shares and cash payment pursuant to statutory appraisal rights) in the transaction or transactions consists of shares of common stock of a United States company with full voting rights traded on an Eligible Market or quoted on the NASDAQ Stock Market (or which shall be so traded or quoted when issued or exchanged in connection with such transaction), (ii) as a result of such transaction or transactions this Note shall become convertible solely into such common stock on terms at least as favorable as the terms in which the Convertible Preferred Stock can be converted into Common Stock as set forth in the form of Certificate of Designation and (iii) the Transferee expressly assumes such obligations.

“Indebtedness” means, as to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases (as defined in the Credit Agreement), (d) all obligations of such Person in respect of bankers’ acceptances issued or created for the account of such Person, (e) for purposes of Section 7 only, all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements and (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.  Notwithstanding the foregoing, in no event shall “Indebtedness” include (i) obligations of SIRVA Relocation, LLC, The Rowan Group plc, any of their respective Subsidiaries or any other Subsidiary of SIRVA Worldwide, Inc. primarily engaged in the business of providing relocation services, including home sale and purchase assistance, management of tenant responsibilities and other services to corporations that assist employees in their relocation needs, and other business related thereto, to make payments under or with respect to mortgage notes payable in the ordinary course of business in connection with the provision of relocation services or (ii) such mortgage notes.

“Issuance Date” means the date this Note was issued as set forth on the first page hereof.

“Note” means this Note and any other notes issued pursuant to the terms hereof or of the Securities Purchase Agreement.

“Permitted Liens” means (i) any lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally acceptable accounting principles in the United States applied on a consistent basis, (ii) any statutory lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent, (iv) deposits, pledges or liens (other than liens arising under ERISA) securing (A) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (B) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (C) obligations on surety or appeal bonds, but only to the extent such deposits, pledges or liens are incurred or otherwise arise in the ordinary course of business and secure obligations not past due or delinquent, (v) restrictions on the use of real property and minor irregularities in the title thereto which do not (A) secure obligations for the payment of money or (B) materially impair the value of such property or its use in the ordinary course of business, (vi) any minor imperfection of title or similar lien which individually or in the aggregate with other such liens would not reasonably be expected to have a Material Adverse Effect, (vii) any lien created in connection with the Credit Agreement and (viii) any lien created in connection with the incurrence of Indebtedness existing prior to the issuance of this Note.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Quarterly Interest Payment Date” means the 1st day of March, June, September, and December, unless such day does not fall on a Business Day, in which it becomes the first Business Day subsequent to the 1st day of the respective month.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of September 25, 2006, by and between the Company and Holder.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Transaction Documents” means this Note, the Securities Purchase Agreement, and the Registration Rights Agreement (as defined in the Securities Purchase Agreement) and each of the other documents entered into or delivered by the parties hereto in connection with the transactions contemplated by this Note.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized officer.

Dated as of: September 29, 2006

SIRVA INC.

By:
Name:
Title: